NEWS RELEASE

COEUR RECEIVES $20.4 MILLION OF CASH PROCEEDS

COEUR D’ALENE, Idaho – January 20, 2009 — Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM, ASX:CXC) announced today it has received proceeds of $20.4 million from the early exercise of a warrant relating to the Floating Rate Notes it issued in October of 2008.

Mitchell J. Krebs, Chief Financial Officer, commented, “These proceeds further bolster the Company’s cash resources that are being used to fund the execution of its growth strategy.  With production at the Palmarejo silver and gold project in Mexico now only weeks away, Coeur is nearing the end of an intensive period of capital expenditures that will result in a 66% increase in silver production and an 85% increase in gold production in 2009 compared to 2008.”

About Coeur

Coeur d’Alene Mines Corporation is one of the world’s leading silver companies and also a significant gold producer. Coeur, which has no silver production hedged, is now producing silver at what is considered to be the world’s largest pure silver mine — San Bartolomé in Bolivia – and is currently constructing another world-leading silver mine – Palmarejo in Mexico.  The Company also operates underground mines in southern Chile and Argentina and one surface mine in Nevada; and owns non-operating interests in two low-cost mines in Australia. The Company also owns a major gold project — Kensington in Alaska — and conducts exploration activities in Argentina, Bolivia, Chile, and Mexico.  Coeur common shares are traded on the New York Stock Exchange under the symbol CDE, the Toronto Stock Exchange under the symbol CDM, and its CHESS Depositary Interests are traded on the Australian Securities Exchange under symbol CXC.

For more information, please visit the Company’s website at www.coeur.com

Investor Contact
Karli Anderson
Director of Investor Relations
208-665-0345

Media Contact
Tony Ebersole
Director of Corporate Communications
208-665-0777

Cautionary Statement

This press release contains forward-looking statements within the meaning of securities legislation in the United States, Canada, and Australia, including statements regarding anticipated operating results. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the control of Coeur. Operating, exploration and financial data, and other statements in this presentation are based on information that Coeur believes is reasonable, but involve significant uncertainties affecting the business of Coeur, including, but not limited to, future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in filings made from time to time with the SEC, the Canadian securities regulators, and the Australian Securities Exchange, including, without limitation, Coeur’s reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.

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